Exhibit 23.5
Analysys International
27th August, 2010
To: Sky-mobi Limited
10/F, Building B, United Mansion
No. 2, Zijinhua Road, Hangzhou
Zhejiang 310013, People’s Republic of China
Tel: (86-571) 8777-0978
Attention: Mr. Carl Yeung
Dear Mr. Yeung:
We hereby consent to the references to our name and the quotation by Sky-mobi Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 submitted, to be submitted or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), of research data and information prepared by us, and in roadshow and other promotional materials in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.
Analysys International

/s/ Benjamin Yang

Name:	Benjamin Yang
Title:	Authorized Signature